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Exhibit 10.3

CONSULTING AGREEMENT

1.
Parties

        1.1   This consulting agreement (the "Agreement") is made and entered into effective as of April 18, 2005 (the "Effective Date") by and between Amazing Technologies Corp., a Nevada corporation (the "Company"), and Simon Arkell (the "Consultant"), an individual, whose address is 29881 White Otter Lane, Laguna Niguel, California 92677.

2.
Recitals

        2.1   The Company wishes to engage the services of the Consultant as an independent contractor to perform the functions of President of the Company, and the Consultant wishes to accept this engagement, on the terms and subject to the conditions set forth in this Agreement.

3.
Engagement

        3.1   Engagement.    The Company hereby engages the services of the Consultant, as an independent contractor, to perform the functions of the Company's President for the term set forth in paragraph 3.2 below, and the Consultant hereby accepts this engagement.

        3.2   Term.    The term of this engagement shall be for the six month period commencing on April 15, 2005 and ending on October 15, 2005 (the "Term"), unless sooner terminated as provided in section 7 below.

        3.3   Relationship.    The relationship between the Company and the Consultant created by this Agreement is that of independent contractors, and the Consultant is not and shall not be deemed to be an employee of the Company for any purpose.

        3.4   Services.    The services that the Consultant shall render to the Company under this Agreement (the "Services") are and shall be limited to those functions customarily performed by the President of a company of substantially the same size and in the same or similar business as the Company.

        3.5   Time; Non-exclusive.    The Consultant shall devote as much time to the performance of the Services as is reasonably necessary. The Company recognizes that this engagement is non-exclusive.

        3.6   Support Staff.    The Company shall provide the Consultant with reasonable support staff at the Company's principal office for the performance of the Services, including an office.

4.
Compensation and Expenses.

        4.1   Monthly Cash Compensation.    The Company shall pay the Consultant for the Services under this Agreement the sum of $8,500 per month during the Term, in arrears on the 15th and last day of each month, with the first payment due on April 30, 2005. This will be subject to review after 90 days, but will automatically be subject to review after any funding round in an aggregate of a minimum of $5mm which includes a minimum $5mm equity draw down facility.    Full salary will be paid at market rates when the Company secures a minimum combined $5 Million equity investment (including equity draw down facility)

        4.2   Signing Bonus.    In addition, the Company will pay Consultant an $8,500 signing bonus due and payable on the first applicable day of the contract. (April 18, 2005)

        4.3   Offset; Withholding; Taxes.    The Company shall pay the cash compensation to the Consultant provided in paragraph 4.1 above without offset, deduction or withholding of any kind or for any purpose. The Consultant shall pay any federal, state and local income, social security, Medicare, and similar governmental taxes payable by him with respect to the compensation paid to him, by the Company pursuant to paragraphs 4.1 and 4.2 of this Agreement, and shall indemnify the Company against and hold it harmless from any such taxes.

5.
Representations, Warranties and Covenants.

        5.1   The Company represents and warrants to and covenants with the Consultant that:

          (a)   Incorporation, Good Standing, and Due Qualification.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now or proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

          (b)   Corporate Power and Authority.    The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Company's shareholders; (ii) contravene the Company's charter or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

          (c)   Legally Enforceable Agreement.    This Agreement is a legal and valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

          (d)   Compliance With Securities Laws.    All of the Company's outstanding common stock, any outstanding rights, options, warrants and agreements to acquire common stock of the Company, and any securities issued by the Company that are convertible into common stock of the Company, have been issued in material compliance with all applicable federal and state securities laws and regulations. The Company has not committed a material violation of any federal or state securities laws or regulations applicable to it or to the issuance of any of its securities or to trading or other transactions in any of its securities.

6.
Repurchase Right.

        6.1   In the event that Consultant voluntarily terminates his Services with the Company, the Company shall, upon the date of such termination (as reasonably fixed by the Company), have an irrevocable, exclusive option for a period of 15 days to repurchase (the "Repurchase Option") 800,000 of the shares purchased by Consultant in connection with the formation of the Company which have not yet been released from the Repurchase Option as described below (the "Unreleased Shares").

        6.2   The Repurchase Option shall be at purchase price of $.001 per Unreleased Share, the price per share the Consultant paid for such shares (the "Repurchase Price"). Upon delivery of the payment of the aggregate Repurchase Price, the Company shall become the legal and beneficial owner of the Unreleased Shares being repurchased and all related rights and interests therein.

        6.3   The Company's Repurchase Option shall be released at the rate of 133,334 shares per quarter, for each quarter of continuous service that Consultant provides Services as a consultant, employee, or officer of the Company, commencing with the first release 90 days following the execution of this Agreement.

        6.4   The Company in its sole discretion may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations to exercise all or a part of the Company's Repurchase Option to purchase all or part of the Unreleased Shares.

7.
Termination.

        7.1   This Agreement may be terminated prior to the expiration of the Term by either party:

          (a)   By giving the other not less than 60 days' prior notice of its election to do so; or

          (b)   By giving the other party written notice of its election to do so, if any representation or warranty of the other party contained in this Agreement is materially inaccurate as of the Effective Date, or if the other party (i) has breached any warranty, covenant or other provision of this Agreement in any material respect; or (ii) has committed an unlawful act or gross negligence or willful misconduct in the performance of this Agreement.

8.
General Provisions.

        8.1   Entire Agreement; Modification; Waivers.    This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. There are no agreements, understandings or arrangements of the parties with respect to the subject matter of this Agreement that are not contained herein. This Agreement shall not be modified except by an instrument in writing signed by the parties. No waiver of any provisions of this Agreement shall be effective unless made in writing and signed by the party making the waiver. The waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision or any future waiver of the same provision.

        8.2   Notices.    All notices given under this Agreement shall be in writing, addressed to the parties set forth below, and shall be effective on the earliest of (i) the date received, or (ii) if given by facsimile transmittal on the date given if transmitted before 5:00 p.m. the recipient's time, otherwise it is effective the next day, or (iii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express):

If to the Company:	If to the Consultant:

Amazing Technologies, Corp. Attention: Mr. J. Bradley Hall CEO Facsimile: ( )	Mr. Simon Arkell 29881 White Otter Lane Laguna Niguel, CA 92677 Facsimile: (443) 697-0472

        8.3   Indemnification.    The Company, for itself and its shareholders, directors, officers, employees, agents, affiliates, predecessors and successors in interest (collectively, the "Indemnifying Parties"), hereby agrees to indemnify the Consultant and his employees, agents, affiliates, predecessors, and successors in interest (collectively, the "Indemnified Parties"), and hold each of them harmless from and against, any liability, damage, claim (whether or not well-founded) and expense (including reasonable attorneys' fees), whether in tort or in contract, or both, arising out or in any way related or incidental to (i) the acts or omissions of any Indemnifying Party, and (ii) the acts and omissions of any Indemnified Party in the performance of this Agreement, except for such Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph 8.3 shall survive the termination of this Agreement.

        8.4   Dispute Resolution.    Any controversy or claim arising out of or relating to this Agreement (whether in contract or tort, or both) shall be determined by binding arbitration at Newport Beach, California, in accordance with the commercial arbitration rules of the American Arbitration Association, by a panel of three arbitrators, one chosen by each of the parties and the third by the two so chosen. If the two arbitrators cannot agree on a third, then the third shall be appointed in accordance with such rules. The prevailing party in any arbitration proceeding shall be awarded reasonable attorneys fees and cost of the proceeding. The arbitration award shall be final, and may be entered in and enforced by any court having jurisdiction.

        8.5   Law Governing.    This Agreement shall be construed and enforced in accordance with the laws of California.

        8.6   Binding Effect.    This Agreement shall be finding on, and shall inure to the benefit of the parties and their respective successors in interest.

        8.7   Construction, Counterparts.    This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Headings are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counterparts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth after their respective signatures, effective as the Effective Date.

9.	The Company		The Consultant

Amazing Technologies Corp.

	By:	/s/ J. BRADLEY HALL J. Bradley Hall, CEO	By:	/s/ SIMON ARKELL Simon Arkell

	Date Signed: April 18, 2005		Date Signed: April 18, 2005

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  Exhibit 10.3
CONSULTING AGREEMENT